UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Liberty Tax, Inc.
(Name of Registrant as Specified In Its Charter)

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LIBERTY TAX, INC.

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 15, 2017

This Supplement, dated September 11, 2017, amends and supplements the Definitive Proxy Statement of Liberty Tax, Inc. (the “Company”), dated August 14, 2017 (the “Proxy Statement”), and furnished to holders of the Company’s common stock in connection with the solicitation of proxies on behalf of the board of directors of the Company (the “Board”) for the Company’s 2017 Annual Meeting of Stockholders to be held on September 15, 2017 (the “Annual Meeting”), or any adjournment or postponement thereof.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT
 SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

The Annual Meeting will be held on Friday, September 15, 2017 at 12:00 p.m., Eastern Time, at the Company’s corporate headquarters located at 1732 Corporate Landing Parkway, Virginia Beach, Virginia 23454. The record date for the determination of the holders of the Company’s common stock who are entitled to notice of and to vote at the Annual Meeting is July 21, 2017, which is the same record date specified in the Proxy Statement.

This Supplement, which should be read in conjunction with the Proxy Statement, amends and supplements the Proxy Statement to reflect the following changes to the Company’s senior management.  Except as specifically supplemented or amended by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

On September 6, 2017, the Company announced the Board’s termination of employment of John T. Hewitt as President and Chief Executive Officer, effective September 5, 2017. Mr. Hewitt, who is the sole holder of the Company’s Class B common stock (“Class B Shares”), currently remains on the Board. The Company had been in negotiations to enter into agreements for Mr. Hewitt’s separation and the repurchase of his Class B Shares, which permit him to appoint a majority of the Board. However, no such agreements have been reached, and whether the Company will enter into such agreements with Mr. Hewitt remains uncertain at this time. Under the existing terms of Mr. Hewitt’s second amended and restated employment agreement, dated July 1, 2016, Mr. Hewitt is entitled to the following upon termination by the Company without cause (as defined therein), as of September 5, 2017:
•	a lump-sum payment of $801,005 in severance compensation, which is equal to his monthly base salary multiplied by 18;
•
the accelerated vesting of Mr. Hewitt’s incentive equity awards that were not vested as of September 5, 2017, consisting of the following: (i) 340,071 stock options (based on the exercise prices of unvested options, which range between $12.60 and $13.86 per share) with an intrinsic value of approximately $171,166 (based on the closing price of $13.15 per share of the Company’s Class A common stock on September 5, 2017); and (ii) 22,817 restricted stock units with a market value of approximately $300,044 (based on the closing price of $13.15 per share); and

•
18 months of continued coverage at our expense under any medical, dental, life insurance and disability policies, with an approximate value of $16,604, unless Mr. Hewitt becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer.

On September 8, 2017, the Company announced the appointment of Edward L. Brunot as the new Company President and Chief Executive Officer. Mr. Brunot previously served as the Chief Operating Officer since June 1, 2017. As previously disclosed, Mr. Brunot’s promotion to Chief Executive Officer entitles him to (i) an annual base salary of $600,000 increased from $500,000 and (ii) an annual bonus with a target maximum of 100% of such increased base salary an increase from 75% of base salary.

On August 17, 2017, Gordon D’Angelo was terminated as Vice President, Business Development but currently remains on the Board. As disclosed in the Proxy Statement, Mr. Hewitt is the sole holder of Class B Shares and has designated himself and Mr. D’Angelo as two of the Class B stockholder designees to the Board.

 VOTING; REVOCABILITY OF PROXIES

Stockholders who have already properly executed a proxy card and who would like to change their vote may revoke their proxy before it is voted at the Annual Meeting by submission of a proxy bearing a later date or by mail (if permitted by a broker, bank or other nominee), by attending the Annual Meeting in person and casting a ballot, or as otherwise described in the Proxy Statement. Any shareholder who would like a new proxy card or has any questions should contact: Liberty Tax, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary. Stockholders who have already voted and do not wish to change their vote do not need to take any further action.